Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:     John O. Guthrie

Phone:     757-648-1523

Heritage Bankshares, Inc. Ends TARP Participation and Completes Small Business Lending Fund Investment

Norfolk, Va.: August 11, 2011 – Heritage Bankshares, Inc. (the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), has completed a $7.8 million investment transaction under the Small Business Lending Fund program (the “SBLF Program”). The SBLF Program is a voluntary program authorized under the Small Business Jobs Act of 2010 which established a $30 billion fund from which the Treasury can make capital investments in eligible institutions; the capital investments, in turn, are designed to increase the availability of credit for small businesses and promote economic growth by providing capital to qualified community banks at favorable rates.

Simultaneously with its closing of the SBLF Program transaction, the Company used the SBLF investment proceeds to redeem the full remaining balance of $7.8 million of shares of preferred stock held by the Treasury pursuant to the Company’s participation in the TARP Capital Purchase Program, thereby satisfying its remaining financial obligations under and otherwise ending its participation in the TARP program. The Company had previously redeemed approximately $2.6 million shares of TARP preferred stock in March 2011.

In the SBLF Program transaction, the Company issued to the Secretary of the Treasury a total of 7.8 million shares of a newly-created series of preferred stock. For the initial 2.5 years after the SBLF investment, the dividend rate payable on the SBLF preferred stock will fluctuate between 1% and 5% per year to reflect changes in the Bank’s level of “qualified small business lending” as compared to an initial baseline level. Following this initial period and continuing through 4.5 years after the SBLF investment, the dividend rate will be fixed at between 1% and 7% based on the Bank’s qualified small business lending at that time, as compared to the initial baseline; however, the dividend rate would increase to 7% only if the Bank’s rate of small business lending stays the same or decreases relative to the baseline.

The Bank’s baseline level of qualified small business lending is a little less than $70 million. Based on the Bank’s initial level of small business lending compared to the baseline, the SBLF preferred stock will carry a 5% dividend rate during the third quarter of 2011. However, because of an $8.2 million (or 11.8%) increase in qualified loans to approximately $78.1 million as of June 30, 2011, the Company currently expects that the dividend rate will decrease to 1% for the fourth quarter of 2011; any such rate reduction would have a positive effect on the Company’s net income available to common stockholders. As noted above, subsequent dividend rates on the SBLF preferred stock will depend on the Bank’s level of qualified small business lending.

Michael S. Ives, President & CEO of the Company and the Bank, commented:

“As I’ve stated previously, we have no regrets about participating in TARP. However, replacing TARP with an investment under the Small Business Lending Fund program presented a much more attractive option for the Company and our shareholders, and we are delighted to have completed this SBLF transaction. Like TARP, the SBLF preferred stock will count as Tier 1 capital for all regulatory purposes. However, participation in the SBLF has been designed to be less onerous than participation in TARP by, among other things, eliminating restrictions on executive compensation, which could have adversely impacted certain of our strategic growth initiatives. Most importantly, participation in the SBLF provides us with the opportunity to reduce our dividend rate on the SBLF preferred stock to as low as 1%. This dividend reduction should be possible through relatively modest increases in our small business lending, which is our primary lending focus anyway, and in fact it appears that our dividend rate will drop to 1% for the fourth quarter of 2011.

“As noted in our second quarter earnings release, the Company’s net income for the twelve-month period ended June 30, 2011 was $2.424 million. If during that same period we’d been participants in the SBLF program at our completed investment amount of $7.8 million, and if we had been eligible for the 1% dividend rate throughout the entire period, our earnings per common share for the twelve-month period ended June 30, 2011 would have been $1.02. This ‘theoretical’ EPS figure represents a significant increase over our actual earnings per common share for the period after the impact of TARP dividends paid during those twelve months.

“Naturally we will maintain our focus on credit quality and continue to adhere to our vigorous underwriting standards as we strive to maximize small business lending. That said, given our core banking and lending principles and our customer focus, we are very enthusiastic about the opportunities presented by our participation in the SBLF program – both for our Company and shareholders and for our customers.”

In light of its consummation of the SBLF investment transaction and simultaneous repayment of its remaining TARP investment, the Company plans to accelerate the accretion of its TARP preferred stock discount, which was $153,000 as of June 30, 2011, thereby reducing net income available to common stockholders by that amount in the third quarter of 2011 but eliminating any future accretion of the TARP preferred stock discount.

More details regarding the transactions described above may be found in the Company’s Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission regarding the Company’s participation in the SBLF Program and simultaneous repayment of its remaining TARP investment.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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